Exhibit 10.11 Nutra Pharma Corp.

AGREEMENT FOR RESEARCH SERVICES

THIS AGREEMENT is by and among Nutra Pharma Corp., a California corporation with principal executive offices located at 4001 NW 73rd Way, Coral Springs, Florida
33065 ("Nutra Pharma") and Eno Research and Development, Inc. ("ERDI"), located at P.O. Box 1522, Hillsborough, NC 27278.

1. Terms and Duties

Nutra Pharma wishes ERDI to conduct, and ERDI hereby agrees to conduct research on drug delivery technology ("plantumans") from Portage BioMed for a period of one (1) year, commencing on the date this agreement is fully executed
("Effective Date") and terminating one year later.

In consideration of the payment provided herein, Nutra Pharma agrees to the following conditions:

a. Nutra Pharma, through Portage BioMed, shall provide ERDI with a sufficient number of plantumans for the proposed research ("Samples"). Research will be performed according to the proposal listed in Appendix A, which is attached hereto and incorporated herein by reference and which may be modified by mutual written agreement from time to time. Any amendments to the Study and extent thereof shall be mutually agreed in writing between the Official Correspondents to this agreement, as the Study progresses. Such Samples, or any derivative thereof, should not be used for any other purpose other than Study as stated in such proposal and are provided without warranty of merchantability or fitness for any particular purpose.
b. The Study will be performed at an ERDI laboratory or facility contracted by
ERDI. Nutra Pharma warrants that the Samples are not in violation of any third party agreement or obligation. ERDI represents that the obligations undertaken by ERDI under this Agreement are not in conflict with any third party agreement or obligation.
c. ERDI agrees that the samples will not be administered to humans.
d. The term "ERDI" as used herein, shall be deemed to include Investigators and any agents, employees and technicians ERDI utilizes in the performance of this
Agreement. The obligations and representations ERDI makes hereunder are also imposed on the agents, employees and technicians of ERDI. ERDI shall advise such persons of these obligations and representations.
e. Rik J. Deitsch shall be the Official Correspondent for Nutra Pharma. In the event that ERDI needs to correspond with other Nutra Pharma personnel, a copy of such correspondence shall be sent to Nutra Pharma's Official Correspondent at the address above. In a similar fashion, ERDI's Official Correspondent shall be
James L. Flowers. In the

                                     - 1 -

event that Nutra Pharma needs to correspond with other ERDI personnel, a copy of such correspondence shall be sent to ERDI's Official Correspondent at the address listed above.
f. ERDI shall provide Nutra Pharma with a final written report ("Final Report")
within thirty (30) days of completion of the Study. Nutra Pharma shall keep such final written report confidential until the earlier of: (i) publication of the
Study by results by ERDI, as described herein; or (ii) five (5) years from the termination or expiration of this Agreement, unless mutually agreed to in writing by the Official Correspondents for this Agreement.

2. Compensation

a. For Phase I of this study as outlined in Appendix A, Nutra Pharma agrees to pay ERDI a sum based on the cost of the Study, up to a maximum of Thirty Two
Thousand Dollars ($32,000.00) for the Study under this Agreement. The full sum is due upon execution of this contract. Upon receipt of this payment, ERDI will commence work on Phase I of this Study. Completion of Phase I marks Decision
Point 1 (DP1) for this Study. Should the Study be considered "successful" by
Nutra Pharma (with input from Portage BioMed), the Study will proceed to Phase
II as described in Appendix A. For Phase II of this study as outlined in
Appendix A, Nutra Pharma agrees to pay ERDI a sum based on the cost of the
Study, up to a maximum of Thirty Five Thousand Dollars ($35,000.00) for this
Phase of the Study under this Agreement. The full sum is to be paid before work on Phase II can commence. This Study is expected to take 5 - 7 weeks to complete. The actual total payment shall reflect the research completed under this Agreement. In the event of early termination, costs shall be determined as per Article 9.
b. As an independent contractor, ERDI shall be responsible for withholding and payment of any and all income taxes and social security contributions that may be required.
c. Further compensation, if required, shall be agreed in writing between the parties.

3. Confidential Matters

a. ERDI shall keep in confidence all information relating to this Agreement which may be acquired from Nutra Pharma in connection with the Study
("Information"). During the term of this agreement and for five (5) years thereafter, without prior written consent of Nutra Pharma, neither ERDI nor any of its agents or employees shall publish, communicate, divulge, disclose, or use any of such Information acquired from Nutra Pharma which has been designated by
Nutra Pharma as

                                     - 2 -

proprietary Information. Upon termination or expiration of this Agreement, ERDI shall deliver all such Information and copies thereof to Nutra Pharma and such shall remain property of Nutra Pharma, save for one copy to be retained by ERDI to ensure compliance with the duty of confidentiality.
b. Nothing in this Article 3 and Article 4, below, shall be construed to impose a confidentiality obligation on ERDI in connection with any information to the extent such information: (i) is at the time of disclosure already known to ERDI on a non-confidential basis as clearly demonstrated by ERDI records; (ii) is at the time of disclosure or subsequently becomes part of the public domain through no fault or act of omission by ERDI; (iii) is subsequently disclosed to ERDI by a third party whose receipt and disclosure of such information does not constitute a violation of any confidentiality obligation; or (iv) is independently developed by ERDI, as evidenced by its written records.
c. In the event that ERDI is requested by a court of law or regulatory agency to provide Information, ERDI shall immediately notify Nutra Pharma and reasonably co-operate with Nutra Pharma's efforts to obtain any and all protections available for such Information prior to any such requested disclosure.

The obligations imposed on ERDI by this Article 3 and by Article 4, below, shall survive any termination or expiration of this Agreement and the termination of
ERDI services hereunder.

4. Ownership

a. Nutra Pharma shall be free to use the results of this Study for its own purposes, subject to any intellectual property rights that ERDI may have.
b. ERDI shall promptly and confidentially disclose to Nutra Pharma all inventions, developments or discoveries that are made during the course of and arise from the Study ("Inventions"). Ownership of such Inventions shall reflect inventorship as determined by U.S. patent law, if patentable, and shall be determined by mutual consent between the parties if not patentable. Nutra Pharma shall have, without option fee other than the reimbursement of all patent expenses for the subject Invention incurred prior to and during the option period and appertaining license negotiation period, a first option to acquire an exclusive worldwide royalty-bearing license to ERDI's rights in any Inventions.
Such option shall extend for ninety (90) days from the date of disclosure to
Nutra Pharma. Upon Nutra Pharma's exercise of its option, the parties shall negotiate a license agreement in good faith.
c. ERDI shall be free to use the results of the Study for publication purposes without the payment of royalties or other fees. Collaboration

                                     - 3 -

between ERDI and Nutra Pharma on any publication shall be sufficient to allow one or more Nutra Pharma representatives authorship on said publication. ERDI shall submit a copy of any proposed publication resulting from the study to
Nutra Pharma for review at least thirty (30) days prior to submission to a publisher thereof. If Nutra Pharma determines that the proposed publication contains subject matter requiring patent protection, then ERDI shall delay publication for up to an additional sixty (60) days for the filing of patent applications. Such publication shall not contain any Information provided by
Nutra Pharma without the prior written consent of Nutra Pharma.
d. Any abstracts or seminars pertaining to the results of the Study prior to publication shall be made by representatives of ERDI after the content of said abstract or seminar has been approved by Nutra Pharma. Preparation of the presentation should follow the rules set for publication as described above.

5. Disclaimer

a. Nutra Pharma provides the Samples with the understanding that the Samples are derived from human cell lines and DNA and as such could be inherently dangerous.
All reasonable and necessary precautions should be taken in the handling of these Samples. It is Nutra Pharma's understanding that ERDI and its personnel are skilled in the handling of such Samples. Nutra Pharma assumes no responsibility or liability for any injury or harm caused by the handling of such Samples, except for any such liability that may be traced to Nutra Pharma's gross negligence or intentional malfeasance.
b. ERDI will defend and hold harmless Nutra Pharma, its officers, directors, employees and agents from any claims for personal injury, death or property damage arising out of ERDI's negligence or willful misconduct in connection with the performance of this agreement.
c. Nutra Pharma acknowledges that ERDI may not know the therapeutic use that the results of any study will be used for and acknowledges that ERDI has no control over Nutra Pharma's use of such results. Nutra Pharma shall, therefore, indemnify and hold ERDI, its officers, directors, agents, employees and affiliates, harmless from any claim, liability, or expense arising directly or indirectly from ERDI's association with Nutra Pharma as the result of this
Agreement and the Study, including, without limitation, any claim, liability or expense arising out of the harmful or otherwise unsafe affect of the Study materials or Nutra Pharma's use of the Study or its use for marketing of any
Study materials.

6. General Relationship

                                     - 4 -

In all matters relating to this agreement, ERDI acts as an independent contractor. Neither ERDI nor ERDI employees are employees of Nutra Pharma under the meaning or application of any federal or state unemployment or insurance laws or worker's compensation laws, or otherwise. ERDI shall assume all liabilities or obligations imposed by any one or more of such laws with respect to the negligence or willful misconduct of ERDI employees in their performance of this Agreement. ERDI shall not have any authority to assume or create any obligation, express or implied, on behalf of Nutra Pharma and ERDI shall have no authority to represent itself as an agent, employee, or in any other capacity of
Nutra Pharma. Nutra Pharma shall not, without prior written permission of ERDI, use in advertising, publicity or otherwise, the name, symbol, logo or other image of ERDI or ERDI's employees or agents.

7. Non-Assignability

In view of the specific nature of the Study to be performed by ERDI hereunder,
ERDI shall not have the right to assign or transfer any of its obligations, rights or benefits hereunder without the prior written consent of Nutra Pharma.
However, Nutra Pharma may assign this Agreement to an Affiliate or to a purchaser of all or substantially all of the business to which it pertains.
"Affiliate" shall mean any company directly or indirectly controlled or under common control with Nutra Pharma. For this purpose, the terms "controlling",
"controlled", and "control" shall mean ownership, directly or indirectly, of at least fifty percent (50%) or the maximum percentage allowed by law in the given country, of the voting stock or general partnership interests of such corporation, partnership or other entity.

8. Superseding Effect

This Agreement supersedes all prior oral or written agreements, if any, between the parties relating to matters subject to this Agreement, and constitutes the entire agreement between the parties. This Agreement may not be amended or supplemented except by a writing signed by each of the parties.

9. Termination

Both parties reserve the right to cancel this Agreement for any reason upon thirty (30) days prior written notice to the other party. If this Agreement is so terminated, Nutra Pharma shall be liable only for payment for services performed, costs incurred or irrevocably obligated and travel approved and undertaken prior to the effective date of termination; provided, however, that
ERDI shall not be liable to return to Nutra Pharma any amount received prior to the effective date of termination. Upon such termination, ERDI shall provide a summary of all Study

                                     - 5 -

results to the date of termination to Nutra Pharma, and copies of the original data as requested by Nutra Pharma.

10. Force Majeure

Either party shall be excused from performing its obligations with respect to this Agreement if its performance is delayed or prevented by any cause beyond such party's control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, or power failure. Performance shall be excused only to the extent of and during the reasonable continuance of such disability. Any deadline or time for performance that falls due during or subsequent to the occurrence of any of the disabilities referred to herein shall be automatically extended for a period of time equal to the period of such disability. ERDI will immediately notify Nutra
Pharma if, by reason of any of the disabilities referred to herein, ERDI is unable to meet any deadline or time for performance.

11. Applicable Law

The law of the State of North Carolina shall govern any controversy or claim arising out of or relating to this Agreement. The parties agree that any action or proceeding arising out of or related to this Agreement shall be brought only in the state or federal courts located in North Carolina. The parties hereby consent to such venue and to the jurisdiction of such courts over the subject matter of such proceedings and themselves.

                                     - 6 -

IN WITNESS WHEREOF the parties hereto executed this Agreement below.

NUTRA PHARMA CORPORATION

By: /s/ Rik J. Deitsch

Name: Rik J. Deitsch
Title: President, CEO

Date: November 24, 2004

ENO RESEARCH & DEVELOPMENT INCORPORATED

By: /s/James L. Flowers

Name: James L. Flowers
Title: President, Chief Scientific Officer

Date: November 24, 2004

                                     - 7 -

Appendix A

Phase I of 4 Step Characterization Process as presented to Portage BioMed

1. Characterization of "Plantumans"
        A novel cell such as this must be characterized.
                * Scanning electron, light and fluorescence microscopy for cellular composition and structure.
                * Differential centrifugation to separate organelles
                * Cytogenetics to determine genetic composition (human vs plant chromosomes in the "plantuman")

2. Measure "Plantumans" drug absorption / release kinetics
        Use 5-class chemotherapeutic screen: 5-FU (DNA antimetabolite), Taxol
        (microtubule agent), CPT-11 (TopoI inhibitor), Adriamycin (TopoII inhibitor) and Cytoxan (alkylator)
                * Measure chemo uptake into "plantumans" over time by HPLC,
                  UV-Vis, fluorometery
                * Measure chemo retention over time in buffer and plasma by
                  HPLC, UV-Vis, fluorometery
                * Measure viability over time as a function of "plantuman"
                  exposure to chemo by MTS, calcein, trypan.

3. Evaluate selectivity of "plantumans" for cancer cells
        Using ERDI's proprietary Tumor Specificity Assay to evaluate effect of empty and loaded "plantumans" on normal and tumor cells at the same time in multiple cancer lines

                Prostate
                Breast
                Neuro
                Ovarian
                Lung
                Epithelial

Phase II

4. Mouse Study
        10 mice per group, endpoint is time for tumor to grow to five-times initial volume or 5 weeks, whichever comes first

        Option 1: 5 Groups - Untreated Control, Vehicle control, "plantumans"
        + vehicle, vehicle + drug, "plantumans" + vehicle + drug
        Option 2: 7 Groups - Add second concentration of drug to demonstrate dose dependence of system.

                                     - 8 -